PROSPECTUS	Filed Pursuant to Rule 424(b)(4)
Registration No. 333-286683
3,133,333 Shares of Common Stock
3,133,333 Series B-1 Common Warrants to Purchase Up to 3,133,333 Shares of Common Stock
3,133,333 Series B-2 Common Warrants to Purchase Up to 3,133,333 Shares of Common Stock
6,266,666 Shares of Common Stock Underlying the Series B-1 Common Warrants and Series B-2 Common Warrants
We are offering, on a reasonable best-efforts basis, 3,133,333 shares of our common stock, par value $0.0001 (the “Common Stock”), together with warrants to purchase up to 6,266,666 shares of our Common Stock. Each share of Common Stock is being sold together with a common warrant to purchase one share of Common Stock (the “Series B-1 Common Warrant”) and an additional common warrant to purchase one share of Common Stock (the “Series B-2 Common Warrant”, and together with the Series B-1 Common Warrant, the “Common Warrants”). The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The public offering price for each share of Common Stock and the accompanying Common Warrants is $0.75.
Each Common Warrant will have an exercise price per share of $0.85 and will be exercisable upon issuance (the “Initial Exercise Date”). This prospectus also relates to the shares of Common Stock issuable upon exercise of the Common Warrants sold in this offering. The Series B-1 Common Warrants will expire on the 5-year anniversary of the Initial Exercise Date, and the Series B-2 Common Warrants will expire on the 18-month anniversary of the Initial Exercise Date.
We have retained A.G.P./Alliance Global Partners and Brookline Capital Markets, a division of Arcadia Securities, LLC, to act as our exclusive placement agents (together, the “Placement Agents”) in connection with this offering. A.G.P./Alliance Global Partners is acting as lead placement agent and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-placement agent. The Placement Agents have agreed to use their reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agents are not purchasing or selling any of the securities we are offering and the Placement Agents are not required to arrange the purchase or sale of any specific number or dollar amount of securities.
The securities will be offered at a fixed price and will be sold in a single closing, except that the shares of our Common Stock underlying the Common Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We expect the closing of this offering to occur on April 28, 2025, and we will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus and we will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agents identified by each purchaser; upon receipt of such shares, the Placement Agents shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agents (or its clearing firm) by wire transfer to us. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us.
Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, we and the Placement Agents have not made any arrangements to place investor funds in an escrow account or trust account. Because this is a best-efforts offering, the Placement Agents do not have an obligation to purchase any securities, and, as a result, there is a possibility that we may not be able to sell the securities. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” for more information.
Our Common Stock is listed on The Nasdaq Capital Market (Nasdaq”) under the symbol “INTS”. On April 24, 2025, the last reported sale price of our Common Stock on Nasdaq was $0.90 per share. The actual public offering price per share of Common Stock and accompanying Common Warrants was negotiated between us, the Placement Agents and the investors in this offering at the time of pricing. There is no established public trading market for the Common Warrants, and we do not expect such a market to develop. Without an active trading market, the liquidity of the Common Warrants will be limited. In addition, we do not intend to list the Common Warrants on Nasdaq, any other national securities exchange or any other trading system.
Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Common Warrants	Total
Public offering price(1)	$0.7500	$2,349,999.75
Placement Agents’ fees(2)	$0.0525	$164,499.98
Proceeds to us, before expenses(3)	$0.6975	$2,185,499.77
__________________
(1)The combined public offering price is $0.75 per share of Common Stock and accompanying Common Warrants.
(2)Represents a cash fee equal to seven percent (7.0%) of the aggregate purchase price paid by investors in this offering. See “Plan of Distribution” for additional disclosure regarding compensation payable to the Placement Agents.
(3)Does not include proceeds from the exercise of the Common Warrants in cash, if any.
Delivery of the securities is expected to be made on or about April 28, 2025, subject to satisfaction of certain conditions.
Lead Placement Agent
A.G.P.
Co-Placement Agent
Brookline Capital Markets,
a division of Arcadia Securities, LLC
The date of this prospectus is April 24, 2025

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ABOUT THIS PROSPECTUS
You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
We urge you to carefully read this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information.”
In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Intensity,” “Company,” “we,” “us” and “our” or similar references to refer to Intensity Therapeutics, Inc., a Delaware corporation.
Industry and Market Data
This prospectus or the documents incorporated by reference herein includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. All statements other than statements of historical facts contained in this prospectus and the accompanying prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plan, objectives of management, results of preclinical studies or clinical trials and expected market growth are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “would,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning.
We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, regarding, among other things:
•the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;
•our need to raise additional funding before we can expect to generate any revenues from product sales;
•our plans to develop and commercialize our product candidates;
•the timing or likelihood of regulatory filings and approvals;
•the ability of our research to generate and advance additional product candidates;
•the implementation of our business model, strategic plans for our business, product candidates and technology;
•our commercialization, marketing and manufacturing capabilities and strategy;
•the rate and degree of market acceptance and clinical utility of our system;
•our competitive position;
•our intellectual property position;
•developments and projections relating to our competitors and our industry;
•our ability to maintain and establish collaborations or obtain additional funding;
•our expectations related to the use of our cash and cash equivalents and investments;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and
•other factors that may impact our financial results.
All of our forward-looking statements are as of the date of this prospectus only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or risks and uncertainties referred to in this prospectus or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC, could materially and adversely affect our business, prospects, financial condition and results of operations. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this prospectus, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this prospectus that modify or impact any of the forward-looking statements contained herein will be deemed to modify or supersede such statements in this prospectus.

PROSPECTUS SUMMARY
The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.
Overview
We are a late-stage clinical biotechnology company passionately committed to applying scientific leadership in the field of localized cancer reduction leading to anti-cancer immune activation. Our new approach involves the direct injection into tumors of a unique product created from our DfuseRxSM discovery platform.
Intratumoral (“IT”) treatment, or treatment designed to contain a drug inside a tumor without spreading to the rest of the body, has been an objective of clinicians since discovery of chemotherapeutic agents. The challenge with IT treatment approaches is that a tumor’s lipophilic, high fat, dense and pressurized microenvironment is incompatible with and does not absorb water-based products. We believe that this drug delivery challenge limits the effectiveness of prior and current IT treatments, which involve injecting aqueous drugs into a tumor without sufficient consideration of the tumor environment (regardless of the drug’s mechanism or approach, i.e. the stimulation of an inflammatory response or efforts to attract immune cells into a hostile live tumor). Accordingly, there remains a continued unmet need for the development of direct IT therapies for solid tumors that provide high local killing efficacy coupled with nontoxic systemic anti-cancer effects. We believe we have created a product candidate with the necessary chemistry to overcome this local delivery challenge. Evidence shows the mechanism of tumor killing achieved by our drug candidate also leads to systemic immune activation and T-cell repertoire expansion in certain cancers.
Our platform creates patented anti-cancer product candidates comprising active anti-cancer agents and amphiphilic molecules. Amphiphilic molecules have two distinct components: one part is soluble in water and the other is soluble in fat or oils. When an amphiphilic compound is mixed with therapeutic agents, such as chemotherapies, the agents also become soluble in both fat and water. Our product candidates include novel formulations consisting of potent anti-cancer drugs mixed together with these amphiphilic agents.
Our lead product candidate, INT230-6, is primarily comprised of three components: (i) cisplatin, a proven anti-cancer cytotoxic agent, (ii) vinblastine sulfate, also a proven anti-cancer cytotoxic agent, and (iii) an amphiphilic molecule (“SHAO”) which enables the two cytotoxic agents to disperse through a tumor and diffuse into cancer cells following a direct intratumoral injection. These three components are mixed and combined into one vial at a fixed ratio. Cisplatin and vinblastine sulfate are both generic and available to purchase in bulk supply commercially. The United States Food & Drug Administration (“FDA”) has approved both drugs as intravenous agents for several types of cancers. Cisplatin was first approved in 1978 for testicular cancer, and is also approved in ovarian and bladder cancer. The drug is also used widely in several other cancers including pancreatic and bile duct cancer. Vinblastine sulfate was first approved in 1965, and is also approved in generalized Hodgkin’s disease, lymphocytic lymphoma, advanced carcinoma of the testis, and certain types of sarcomas. The drug is also used in breast and lung cancer.
Our Clinical Programs
In 2017, we initiated our first trial, a Phase 1/2 dose escalation study (“IT-01 Study”) using INT230-6 in the United States under an investigational new drug application (“IND”) authorized by the FDA and in Canada under a preclinical trial application (“CTA”) approved by Health Canada. The study tested the safety and efficacy of INT230-6 in patients with refractory or metastatic cancers, and enrolled 110 patients in three arms: (i) INT230-6 used as a monotherapy, (ii) INT230-6 in combination with Merck’s Keytruda® (pembrolizumab), and (iii)

INT230-6 in combination with Bristol Myers Squibb’s (“BMS”) Yervoy® (ipilimumab). We completed enrollment of the IT-01 Study in June 2022, locked the IT-01 Study database in February 2023 and finalized the clinical study report in September 2023. We delivered the combination-specific reports and other information to our partners in the fourth quarter of 2023.
In 2021, we initiated our second trial, a Phase 2 randomized study that tested INT230-6 as a monotherapy treatment in early-stage breast cancer for patients not suitable for presurgical chemotherapy (the “INVINCIBLE-2 Study”). The study enrolled 91 subjects and the database was locked in November 2023. The key endpoint was whether INT230-6 could reduce a patient’s cancer compared to no treatment, which is the current standard of care (“SOC”) for the majority of patients with early-stage breast cancer, or a saline injection. Substantial reduction of cancer presurgically in aggressive forms of cancer has been shown to correlate with delaying disease recurrence. The key endpoints of the INVINCIBLE 2 Study were to understand the percentage of necrosis that can be achieved in tumors of varying sizes for a given dose, especially for tumors larger than 2 centimeters in longest diameter. We also sought to determine whether a local or whole-body anti-cancer immune response could be induced. The INVINCIBLE-2 Study demonstrated a high order of necrosis in presurgical breast cancer tumors in the period from diagnosis to surgery, with some patients experiencing greater than 95% necrosis of the tumor. Data from the INVINCIBLE-2 Study demonstrated that INT230-6 had a favorable safety profile. There was also an increase of certain types of immune cells (CD4+ and NK T-cells) in the tumor and blood. Additionally, there was an increase in the T-cells repertoire relative to control.
In July 2024, we initiated and dosed our first patient in a Phase 3 open-label, randomized study (the “INVINCIBLE-3 Study”) testing INT230-6 as a monotherapy compared to the SOC drugs in second-and third-line treatment for certain soft tissue sarcoma subtypes. This 333-patient study with an endpoint of overall survival has been authorized by the FDA, Health Canada, the European Medicines Authority, and Australia's Therapeutics Goods Administration. In March 2025, we paused new site activations and patient enrollments due to funding constraints, and prioritized funding for the INVINCIBLE-4 Study (see below). Prior to this pause, the trial had enrolled 23 patients. We will continue to treat all patients enrolled in this study in cooperation with our third-party contract research organizations to reduce ongoing costs during this pause. Once sufficient funding is obtained, we plan to restart site activations and patient enrollment in the INVINCIBLE-3 Study.
In October 2024, in collaboration with the Swiss Group for Clinical Cancer Research SAKK (“SAKK”), we initiated and dosed our first patient in a Phase 2 study (the “INVINCIBLE-4 Study”) to treat patients with localized triple-negative breast cancer (“TNBC”). We plan to enroll 54 patients and expect to complete enrollment by the end of the first quarter of 2026 provided that we are able to obtain sufficient additional funding, and the endpoint is the change in the pathological complete response rate for the combination compared to the SOC alone. In the event we are unable to obtain sufficient additional funding, we may have to defer completion of the study until such funding is obtained.
We have also successfully developed Phase 3 quality analytical methods for the three INT230-6 components and successfully manufactured multiple large-scale batches of INT230-6. In a meeting with the FDA in the fourth quarter of 2023, we agreed on a chemical manufacture and control (“CMC”) plan for Phase 3 and product registration for our three key ingredients and INT230-6. If we successfully execute the agreed-upon plan, we expect that the CMC portion of a New Drug Application (“NDA”) should be acceptable to the FDA for product approval and registration (subject to final NDA review). We also anticipate publishing a series of manuscripts on completed studies beginning in the second half of 2025.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted in April 2012.

An “emerging growth company” may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:
•being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act and the rules and regulations thereunder. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of this exemption as needed.
Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
Risks Associated with Our Business
Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.
Corporate Information and History
Intensity Therapeutics, Inc., a Delaware corporation, was incorporated on November 30, 2012 upon the conversion of Intensity Therapeutics LLC, its predecessor.
Our principal executive offices are located at 1 Enterprise Drive, Suite 430, Shelton, CT 06484-4779 and our telephone number is (203) 221-7381. Our website address is www.intensitytherapeutics.com. Our website and the information on, or that can be accessed through our website, will not be deemed to be incorporated by reference into this registration statement or any other document we file or furnish to the SEC.
We make available on our website, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). Our SEC reports can be accessed through the “Investors” section of our website. The SEC maintains a website that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

THE OFFERING

Securities offered by us:
3,133,333 shares of Common Stock and accompanying Series B-1 Common Warrants to purchase up to 3,133,333 shares of Common Stock and Series B-2 Common Warrants to purchase up to 3,133,333 shares of Common Stock, on a reasonable “best efforts” basis. The shares of Common Stock and accompanying Common Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. The Common Warrants are immediately exercisable, at an exercise price equal to $0.85. The Series B-1 Common Warrants will expire five years from issuance, and the Series B-2 Common Warrants will expire eighteen months from issuance. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Common Warrants. For more information regarding the Common Warrants, you should carefully read the section titled “Description of Securities to be Registered” in this prospectus.

Use of proceeds
We estimate that we will receive approximately $1.9 million in net proceeds from this offering, after deducting the estimated Placement Agents’ fees and estimated offering expenses.
We intend to use the net proceeds from the sale of the securities under this prospectus supplement for the enrollment of patients and to reach data read out in the INVINCIBLE-4 Study (expected in the first half of 2026 provided that we are able to obtain sufficient additional funding), for the treatment of existing patients enrolled in the INVINCIBLE-3 Study (including the supply of drug product, maintenance of the study’s database, and the continued safety monitoring and pharmacovigilance in the study), and for working capital and general corporate purposes. In the event the Common Warrants issued in this offering are not exercised for cash, we will need to raise additional capital in 2025 to complete enrollment and reach data read out for the INVINCIBLE-4 Study. We will retain broad discretion in determining how we will allocate the net proceeds from the sale of Common Stock under this prospectus supplement.

Risk Factors
You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in our securities.

Nasdaq Capital Market Symbol	INTS
Except as otherwise indicated, the number of shares of Common Stock to be outstanding immediately after this offering is based on 15,264,869 shares of our Common Stock outstanding as of April 24, 2025 and excludes, as of such date, the following:
•2,543,067 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $6.18 per share;
•2,041,563 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase Common Stock with a weighted average exercise price of $4.32 per share; and
•2,455,011 additional shares of the Common Stock reserved for future issuance under our equity incentive plans.

Unless otherwise indicated, the discussion and table above assume no exercise of the outstanding options and warrants described above and excludes the shares of Common Stock to be issued upon exercise of the Common Warrants offered in this offering.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024. Any of the risks and uncertainties set forth below and in the Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.
Risks Related to this Offering
This is a reasonable best efforts offering, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.
The Placement Agents have agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus supplement. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the net proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. Furthermore, you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our cash and cash equivalents, including the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of our drug candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments, which may not yield a favorable return to our stockholders.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we expect to offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.

Because there are no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell shares of our Common Stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell your shares of our Common Stock for a price greater than that which you paid for it.
The market price and trading volume of shares of our Common Stock has exhibited substantial volatility and may be volatile.
The market price of shares of our Common Stock has exhibited substantial volatility and may continue to be volatile. Between April 23, 2024 and April 23, 2025, the daily closing price of shares of our Common Stock as reported on Nasdaq ranged from a low of $1.30 to a high of $5.10. The market price of shares of our Common Stock could continue to fluctuate significantly for many reasons, including the following factors:
•reports of the results of our clinical trials regarding the safety or efficacy of our product candidates and surrogate markers;
•the impact of restructuring or federal budget cuts at the FDA or other governmental agencies;
•announcements of regulatory developments or technological innovations by us or our competitors;
•announcements of business or strategic transactions or our success in finalizing such a transaction;
•announcements of legal or regulatory actions against us or any adverse outcome of any such actions;
•changes in our relationships with our licensors, licensees and other strategic partners;
•low volume in the number of shares of our Common Stock traded on Nasdaq;
•our quarterly or annual operating results;
•announcements of dilutive financing;
•announcements of additional potential reverse stock splits;
•developments in patent or other technology ownership rights;
•additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders;
•government regulation of drug pricing; and
•general changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.
Factors beyond our control may also have an impact on the market price of shares of our Common Stock. For example, to the extent that other companies within our industry experience declines in their stock prices, the market price of shares of our Common Stock may decline as well

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.
We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.
There is no public market for the Common Warrants to purchase shares of the Common Stock being offered by us in this offering.
There is no established public trading market for the Common Warrants to purchase shares of the Common Stock that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Common Warrants will be limited.
The Common Warrants are speculative in nature.
Except as specified therein, the Common Warrants offered hereby do not confer any rights of Common Stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Common Warrants may exercise their right to acquire the shares of the Common Stock upon the payment of an exercise price of $0.85 per share. Moreover, following this offering, the market value of the Common Warrants is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed their imputed public offering prices. Furthermore, each Series B-1 Common Warrant will expire five years from issuance and each Series B-2 Common Warrant will expire eighteen months from issuance. In the event the price of the Common Stock does not exceed the exercise price of the Common Warrants during the period when such Common Warrants are exercisable, the Common Warrants may not have any value. There is no established public trading market for the Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any securities exchange or nationally recognized trading system, including Nasdaq Capital Market. Without an active market, the liquidity of the Common Warrants will be limited.
Except as specified therein, holders of the Common Warrants will have no rights as a common stockholder until they acquire shares of the Common Stock.
Except as specified therein, the Common Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of the Common Stock at a fixed price. Until holders of the Common Warrants acquire shares of the Common Stock upon exercise of the Common Warrants, holders of Common Warrants will have no rights with respect to our shares of Common Stock underlying such Common Warrants.
Provisions of the Common Warrants offered by this prospectus could discourage an acquisition of us by a third party.
In addition to the provisions of our articles of incorporation, as amended and our second amended and restated bylaws, certain provisions of the Common Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants, as applicable. These and other provisions of the Common Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may not receive any additional funds upon the exercise of the Common Warrants.
Each Common Warrant may be exercised by way of a cashless exercise under certain circumstances, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Common Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Common Warrants.
If we sell Common Stock or preferred stock in the future, stockholders may experience immediate dilution and, as a result, our stock price may decline.
We may from time-to-time issue additional shares of Common Stock or preferred stock at a discount from the current trading price of the Common Stock. As a result, our stockholders could experience immediate dilution upon the purchase of any shares sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common Stock or preferred stock. If we issue Common Stock or securities convertible into Common Stock, the holders of the Common Stock could experience additional dilution and, as a result, our stock price may decline. In addition, to the extent that any Common Warrants or options are exercised, new options or restricted stock units are issued under our equity incentive plans, or we otherwise issue additional shares of Common Stock in the future, at a price less than the public offering price, our stockholders could experience dilution.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not enter into any financings for 30 days from closing; and (iii) indemnification for breach of contract.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately $1.9 million, after deducting the Placement Agents’ fees and estimated offering expenses payable by us and assuming no exercise of the Common Warrants. However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agents’ fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds. We will only receive additional proceeds from the exercise of the Common Warrants we are selling in this offering if the Common Warrants are exercised for cash. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrant may expire and may never be exercised.
We intend to use the net proceeds from the sale of the securities under this prospectus supplement for the enrollment of patients and to reach data read out in the INVINCIBLE-4 Study (expected in the first half of 2026 provided that we are able to obtain sufficient additional funding), for the treatment of existing patients enrolled in the INVINCIBLE-3 Study (including the supply of drug product, maintenance of the study’s database, and the continued safety monitoring and pharmacovigilance in the study), and for working capital and general corporate purposes. In the event the Common Warrants issued in this offering are not exercised for cash, we will need to raise additional capital in 2025 to complete enrollment and reach data read out for the INVINCIBLE-4 Study. We will retain broad discretion in determining how we will allocate the net proceeds from the sale of Common Stock under this prospectus supplement.
These estimates exclude the proceeds, if any, from the exercise of Common Warrants offered hereby. If all of the Common Warrants offered hereby were to be exercised in cash at the exercise price of $0.85 per share, we would receive additional proceeds of approximately $5.3 million. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised. Additionally, these Common Warrants contain a cashless exercise provision that permit exercise of such Common Warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.
The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of the offering. However, our management will have significant flexibility and discretion in the timing and application of the net proceeds of the offering. Unforeseen events or changed business conditions may result in application of the proceeds of the offering in a manner other than as described in this prospectus.
To the extent that the net proceeds we receive from the offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY
Our Common Stock is traded on Nasdaq under the symbol “INTS.” The last reported sale price of our Common Stock on April 24, 2025 on the Nasdaq Capital Market was $0.90 per share. As of April 21, 2025, there were 95 stockholders of record of our Common Stock.
We have never declared or paid any cash dividends on our Common Stock and we do not currently intend to pay any cash dividends on the Common Stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our Common Stock will be at the discretion of our board of directors and will depend on, among other factors, the terms of any outstanding preferred stock, our results of operations, financial condition, capital requirements and contractual restrictions.

CAPITALIZATION
The following table sets forth our capitalization as December 31, 2024:
•on an actual basis; and
•on an as adjusted basis, after giving effect to the sale of 3,133,333 shares of our Common Stock in this offering based on a public offering price of $0.75 per share and accompanying Common Warrants, and after deducting Placement Agents’ fees and estimated offering expenses payable by us and assuming no exercise of the Common Warrants issued in connection with this offering.
You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, incorporated by reference in this prospectus from our SEC filings, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K. The as adjusted information presented in the capitalization table below is unaudited.

	December 31, 2024
	(in thousands, except share and par value data)
	Actual	As Adjusted
Cash and cash equivalents	$2,590	$4,486

Shareholders’ equity
Common Stock; $0.0001 par value, 150,000,000 shares authorized, 15,122,873 shares issued and outstanding, actual, 18,256,206 shares issued and outstanding, as adjusted	$2	$2
Additional paid-in capital	$69,699	$71,594
Accumulated deficit	$(66,783)	$(66,783)
Total shareholders’ equity	$2,918	$4,814
Total capitalization	$2,918	$4,814
The table and discussion above are based on 15,122,873 shares of Common Stock outstanding as of December 31, 2024, and excludes the following:
•141,996 Shares of Common Stock issued after December 31, 2024;
•2,587,129 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $6.14 per share;
•2,041,563 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase Common Stock with a weighted average exercise price of $4.32 per share; and
•1,881,649 additional shares of the Common Stock reserved for future issuance under our equity incentive plans, plus 529,300 additional shares of the Common Stock reserved for future issuance under our equity incentive plans authorized on January 1, 2025.
Unless otherwise indicated, the discussion and table above assume no exercise of the outstanding options and warrants described above after December 31, 2024 and excludes the shares of Common Stock to be issued upon exercise of the Common Warrants offered in this offering.

DILUTION
If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock in this offering and the pro forma as adjusted net tangible book value per share of our Common Stock after the closing of this offering.
As of December 31, 2024, our historical net tangible book value was $2.8 million, or $0.18 per share of Common Stock. Our historical net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of Common Stock as of December 31, 2024.
After giving further effect to the sale of 3,133,333 shares of Common Stock and accompanying Common Warrants to purchase up to 6,266,666 shares of our Common Stock in this offering based on a public offering price of $0.75 per share, and after deducting Placement Agents’ fees and estimated offering expenses payable by us, and assuming no exercise of the Common Warrants issued in connection with this offering, our pro forma as adjusted net tangible book value as of December 31, 2024 would have been $4.7 million, or $0.26 per share of Common Stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.08 per share to our existing shareholders and an immediate dilution of $0.49 per share to investors participating in this offering based on the public offering price. We determine dilution per share to investors participating in this offering by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors participating in this offering.
The following table illustrates this dilution on a per share basis:

Public offering price per share		$0.75
Net tangible book value per share as of December 31, 2024	$0.18
Increase in net tangible book value per share attributable to new investors in this offering	$0.08
As adjusted net tangible book value per share after this offering		$0.26
Dilution in net tangible book value per share to new investors in this offering		$0.49
The table and discussion above are based on 15,122,873 shares of Common Stock outstanding as of December 31, 2024, and excludes the following:
•141,996 Shares of Common Stock issued after December 31, 2024;
•2,587,129 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $6.14 per share;
•2,041,563 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase Common Stock with a weighted average exercise price of $4.32 per share; and
•1,881,649 additional shares of the Common Stock reserved for future issuance under our equity incentive plans, plus 529,300 additional shares of the Common Stock reserved for future issuance under our equity incentive plans authorized on January 1, 2025.
Unless otherwise indicated, the discussion and table above assume no exercise of the outstanding options and warrants described above after December 31, 2024 and excludes the shares of Common Stock to be issued upon exercise of the Common Warrants offered in this offering.
To the extent that any outstanding warrants or options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-based securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the capital stock of Intensity Therapeutics, Inc. is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Sixth Amended and Restated Certificate of Incorporation, as amended ("amended and restated certificate of incorporation”) and our Second Amended and Restated Bylaws ("amended and restated bylaws”) described herein, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Delaware law. We urge you to read each of our amended and restated certificate of incorporation and our amended and restated bylaws described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to "we”, "us,” "our,” the "Company” and "Intensity” in this section refer solely to Intensity Therapeutics, Inc.
General
Our authorized capital stock consists of 150,000,000 shares, all with a par value of $0.0001 per share, of which 135,000,000 shares are designated Common Stock and 15,000,000 shares are designated preferred stock. As of April 24, 2025, 15,264,869 shares of our Common Stock were issued and outstanding.
Common Stock
Voting Rights. The Common Stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock, voting as a single class, are required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified structure of our board of directors, the size of our board of directors, removal of directors, director liability, vacancies on our board of directors, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.
Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Liquidation Rights. On our liquidation, dissolution, or winding-up, the holders of Common Stock are entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.
No Preemptive or Similar Rights. The holders of our shares of Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 15,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Common Stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding. We have no present plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Certificate of Incorporation and Bylaws
Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of Common Stock are able to elect all our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws requires that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, our chief executive officer or our lead independent director. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms.
The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Choice of Forum
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on our behalf; (B) any claim or cause of action for breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (C) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against us or any of our current or former directors, officers or other employees governed by the internal-affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided, that, this Delaware forum provision set forth in our amended and restated certificate of incorporation shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
Further, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, these provisions are intended to benefit and may be enforced by us, our officers and directors, the Placement Agents for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying such offering. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Exchange Listing
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “INTS.”

Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. Continental Stock Transfer & Trust Company’s address is 1 State Street, 30th Floor, New York, NY 10004-1561.

DESCRIPTION OF SECURITIES TO BE REGISTERED
We are offering 3,133,333 shares of Common Stock, along with Common Warrants to purchase up to 6,266,666 shares of Common Stock. Each share of Common Stock is being sold together with a Common Warrant to purchase one share of Common Stock. The shares of Common Stock and accompanying Common Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Common Warrants offered hereby.
Common Stock
See the description above under “Description of Our Capital Stock—Common Stock”.
Series B-1 Common Warrants to be Issued in this Offering
The following is a summary of the material terms and provisions of the Series B-1 Common Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Series B-1 Common Warrant, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.
Duration and Exercise Price.
The Series B-1 Common Warrants offered hereby will have an exercise price of $0.85 per share. The Series B-1 Common Warrants are immediately exercisable, at an exercise price equal to $0.85 per share. The Series B-1 Common Warrants will expire five years from issuance. The exercise price and number of shares of Common Stock issuable upon exercise of the Series B-1 Common Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock.
Exercisability.
The Series B-1 Common Warrants will be immediately exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).
Exercise Limitations.
We may not effect the exercise of any Series B-1 Common Warrant, and a holder will not be entitled to exercise any portion of any Series B-1 Common Warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99% (at the election of the holder) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. However, any holder of a warrant may increase or decrease such percentage upon at least 61 days’ prior written notice from the holder to us, provided that such percentage in no event exceeds 9.99%.
Cashless Exercise.
If, at the time a holder exercises its Series B-1 Common Warrants a registration statement registering the issuance of the shares of Common Stock underlying such Series B-1 Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, or the prospectus contained therein is not available for the issuance of such shares, then in lieu of making the cash payment to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series B-1 Common Warrant.

Transferability.
Subject to applicable laws, the Series B-1 Common Warrants may be offered for sale, sold, transferred or assigned without our consent.
Trading Market.
There is no established trading market for any of the Series B-1 Common Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series B-1 Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.
Rights as a Shareholder.
Except as otherwise provided in the Series B-1 Common Warrants or by virtue of the holders’ ownership of shares of our Common Stock, the holders of Series B-1 Common Warrants do not have the rights or privileges of the holders of our Common Stock, including any voting rights, until such Series B-1 Common Warrant holders exercise their warrants.
Fundamental Transaction.
If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series B-1 Common Warrants with the same effect as if such successor entity had been named in the Series B-1 Common Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Series B-1 Common Warrant following such fundamental transaction. Additionally, as more fully described in the form of warrant, in the event of certain fundamental transactions, the holders of the Series B-1 Common Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series B-1 Common Warrants on the date of consummation of the transaction.
Series B-2 Common Warrants to be Issued in this Offering
The following is a summary of the material terms and provisions of the Series B-2 Common Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Series B-2 Common Warrant, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.
Duration and Exercise Price.
The Series B-2 Common Warrants offered hereby will have an exercise price of $0.85 per share. The Series B-2 Common Warrants are immediately exercisable, at an exercise price equal to $0.85 per share. The Series B-2 Common Warrants will expire eighteen months from issuance. The exercise price and number of shares of Common Stock issuable upon exercise of the Series B-2 Common Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock.
Exercisability.
The Series B-2 Common Warrants will be immediately exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitations.
We may not effect the exercise of any Series B-2 Common Warrants, and a holder will not be entitled to exercise any portion of any Series B-2 Common Warrants that, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99% (at the election of the holder) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. However, any holder of a warrant may increase or decrease such percentage upon at least 61 days’ prior written notice from the holder to us, provided that such percentage in no event exceeds 9.99%.
Cashless Exercise.
If, at the time a holder exercises its Series B-2 Common Warrants a registration statement registering the issuance of the shares of Common Stock underlying such Series B-2 Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, or the prospectus contained therein is not available for the issuance of such shares, then in lieu of making the cash payment to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series B-2 Common Warrant.
Transferability.
Subject to applicable laws, the Series B-2 Common Warrants may be offered for sale, sold, transferred or assigned without our consent.
Trading Market.
There is no established trading market for any of the Series B-2 Common Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series B-2 Common Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series B-2 Common Warrants will be limited.
Rights as a Shareholder.
Except as otherwise provided in the Series B-2 Common Warrants or by virtue of the holders’ ownership of shares of our Common Stock, the holders of Series B-2 Common Warrants do not have the rights or privileges of the holders of our Common Stock, including any voting rights, until such Series B-2 Common Warrant holders exercise their warrants.
Fundamental Transaction.
If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Series B-2 Common Warrants with the same effect as if such successor entity had been named in the Series B-2 Common Warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Series B-2 Common Warrant following such fundamental transaction. Additionally, as more fully described in the form of warrant, in the event of certain fundamental transactions, the holders of the Series B-2 Common Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series B-2 Common Warrants on the date of consummation of the transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our Common Stock and Common Warrants acquired in this offering by U.S. holders and non-U.S. holders (as such terms are defined below) that hold such Common Stock and Common Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
This section is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to holders described in this prospectus supplement. There can be no assurance that the U.S. Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances nor does it address U.S. state, local or non-U.S. taxes, U.S. federal estate or gift tax laws, any alternative minimum tax levied under the Code, the Medicare tax on net investment income or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address the special tax rules applicable to certain holders, such as:
•insurance companies;
•regulated investment companies and real estate investment trusts;
•tax-exempt or governmental organizations;
•financial institutions;
•brokers or dealers in securities;
•traders that have elected to mark securities to market;
•pension plans;
•corporations that accumulate earnings to avoid U.S. federal income tax;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•persons deemed to sell our Common Stock and Common Warrants under the constructive sale provisions of the Code;
•persons that hold our Common Stock and Common Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•persons who hold or receive our Common Stock and Common Warrants pursuant to the exercise of an employee stock option or otherwise as compensation;
•holders whose functional currency is not the U.S. dollar;
•persons that own, or have owned, directly, indirectly or constructively, more than 5% (by vote or value) of our Common Stock and Common Warrants at any time (other than as expressly provided below);
•S corporations (and shareholders thereof), partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein);
•“Controlled foreign corporations” and “passive foreign investment companies”; and

•certain U.S. expatriates, former citizens, or long-term residents of the United States.
This discussion does not address the tax treatment of partnerships (including any entity or arrangements treated as a partnership for U.S. federal income tax purposes) or persons that hold their Common Stock or Common Stock through partnerships. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock or Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership or other pass-through entity (including an entity or arrangement that is treated as partnerships for U.S. federal income tax purposes) that holds our Common Stock or Common Stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our Common Stock or Common Stock through a partnership or other pass-through entity, as applicable.
This discussion is for general information only and is not intended to be, and may not be construed as, tax advice. Accordingly, all prospective holders of our Common Stock or Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock or Common Stock.
Material U.S. Federal Income Tax Considerations of Owning and Disposing of Common Stock or Common Warrants for U.S. Holders
The following discusses the material U.S. federal income tax consideration of owning and disposing of our Common Stock or Common Warrants for a U.S. holder. This section does not address the U.S. federal income tax considerations for U.S. holders of backup withholding and information reporting.
For purposes of this discussion, a “U.S. holder” is any beneficial owner of our Common Stock or Common Warrants that, for U.S. federal income tax purposes, is:
•an individual who is a citizen or resident of the United States;
•a domestic corporation;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
Allocation of Purchase Price Between Common Stock and Common Warrants
Because our Common Stock and accompanying Common Warrants are sold together, a purchaser of shares of our Common Stock and accompanying Common Warrants must allocate its purchase price between each share of Common Stock and Common Warrants based on their respective relative fair market values at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes for each share of Common Stock and Common Warrant. A holder’s allocation of the purchase price among the Common Stock and Common Warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price among the Common Stock and Common Warrants.
Distributions on Our Common Stock
As described in the section titled “Dividend Policy,” we do not anticipate paying any future distributions on our Common Stock. However, if we do make cash or other property distributions on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital to the extent of the holder’s tax basis in our Common Stock, and, thereafter, as gain on the sale or other disposition of our Common Stock, which is taxed as described under “—Gains on Sale or Other Taxable Disposition of Our Common Stock” below.

Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied.
Gains on Sale or Other Taxable Disposition of Our Common Stock
Upon the sale or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Common Stock is more than one year at the time of the sale or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.
Sale or Other Taxable Disposition of Common Warrants
Upon the sale or other taxable disposition of a Common Warrant (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s tax basis in the Common Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Common Warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.
Exercise of Common Warrants
A U.S. holder generally will not recognize gain or loss for U.S. federal income tax purposes on the exercise of a Common Warrant and the related receipt of common stock. A U.S. holder’s tax basis in the Common Stock received upon exercise of the Common Warrant generally will equal the sum of the U.S. holder’s tax basis in the Common Warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Common Warrant will begin on the date following the date of exercise or on the date of exercise of the Common Warrant; in either case, the holding period will not include the period during which the U.S. holder held the Common Warrants.
In certain circumstances, the Common Warrant may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Common Warrants on a cashless basis is not clear under current law, and could differ from the consequences described above. It is possible that a cashless exercise is a non-taxable transaction, either because the exercise is not treated as a realization event or because the exercise is treated as a tax-free recapitalization for U.S. federal income tax purposes. Under either characterization, a U.S. holder’s tax basis in the Common Stock received generally would equal the U.S. holder’s tax basis in the Common Warrant. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the shares of Common Stock acquired pursuant to the cashless exercise will commence on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of Common Stock acquired pursuant to it would include the holding period of the Common Warrant.
It is also possible that a cashless exercise is treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder may be deemed to have surrendered Common Warrant with an aggregate fair market value equal to the exercise price for the total number of Common Warrant to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Warrants deemed surrendered and the U.S. holder’s tax basis in such Common Warrants (such gain or loss would be long-term or short-term, depending on the U.S. holder’s holding period in the Common Warrants deemed surrendered). In this case, a U.S. holder’s tax basis in the shares of Common Stock received pursuant to the cashless exercise would equal the sum of the U.S. holder’s tax basis in the Common Warrants exercised and the exercise price of such Common Warrants. It is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Common Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received.
Lapse of Common Warrants
If a U.S. holder allows a Common Warrant to expire unexercised, such holder will generally recognize a capital loss for U.S. federal income tax purposes in an amount equal to such holder’s tax basis in the Common Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Common Warrant is held for more than one year. The deductibility of capital losses is subject to limitations.
Contingent Payments on the Common Warrants
The Common Warrants entitle a holder to receive payments upon the occurrence of certain contingencies, including a distribution on shares of our Common Stock or our failure to deliver shares of Common Stock upon exercise of a Common Warrant. The tax treatment of such payments, if made, is subject to substantial uncertainty. U.S. holders should consult their own tax advisors as to the appropriate U.S. federal income tax treatment of any such contingent payments that may be made to them in respect of the Common Warrant.
Adjustments to Common Warrant Conversion Ratio
Under Section 305 of the Code, an adjustment to the number of shares of our Common Stock that will be issued on exercise of the Common Warrants, or an adjustment to the exercise price of the Common Warrants, may be treated as a constructive distribution to a holder of the Common Warrants if, and to the extent that, such adjustment has the effect for U.S. federal income tax purposes of increasing such U.S. holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment. Adjustments made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Common Warrants generally will not be deemed to result in a constructive distribution. A constructive distribution under these rules would be subject to tax in the same manner as if the U.S. holders of the Common Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.
Material U.S. Federal Income Tax Consequences for Non-U.S. Holders
The following discusses the material U.S. federal income tax consequences of acquiring, owning and disposing of shares of our Common Stock or Common Warrants to a non-U.S. holder. For purposes of this discussion, a U.S. holder is any beneficial owner of shares of our Common Stock or Common Warrants that, for U.S. federal income tax purposes, is:
•a non-resident alien individual;
•a foreign corporation or any other foreign association taxable as a corporation for U.S. federal income tax purposes; or
•a foreign estate or trust the income of which is not subject to U.S. federal income tax on a net income basis.
Allocation of Purchase Price Between Common Stock and Common Warrants
If it is relevant for a non-U.S. holder to determine its tax basis in shares of Common Stock or Common Warrants for U.S. federal income tax purposes, a non-U.S. holder will determine such tax basis based on the allocation of the purchase price as described above under “Material U.S. Federal Income Tax Considerations of Owning and Disposing of Common Stock or Common Warrants for U.S. Holders -- Allocation of Purchase Price Between Common Stock and Common Warrants.”

Common Warrants
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Common Warrant, or the lapse of a Common Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Common Warrant by a U.S. holder, as described under “Material U.S. Federal Income Tax Considerations of Owning and Disposing of Common Stock or Warrants for U.S. Holders” above, although to the extent a cashless exercise results in a taxable exchange, the rules described below under “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders—Gains on Sale or Other Taxable Disposition of Our Common Stock or Common Warrants” would apply.
If contingent payments are made with respect to a Common Warrant, as described above under “Material U.S. Federal Income Tax Considerations of Owning and Disposing of Common Stock or Warrants for U.S. Holders—Contingent Payments on the Common Warrants”, such payments may be subject to a U.S. withholding tax. Any U.S. federal income tax required to be withheld on any portion of such contingent payment may be withheld from Common Stock delivered, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a non-U.S. holder.
Distributions on Our Common Stock
As described in the section titled “Dividend Policy,” we do not anticipate paying any future distributions on our Common Stock. However, if we do make distributions on our Common Stock, such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as capital gain from the sale or exchange of such Common Stock subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Our Common Stock or Common Warrants.” Any such distributions will also be subject to the discussions below in the sections titled “—Backup Withholding and Information Reporting” and “FATCA.”
Subject to the discussion in the remainder of this section, dividends (including any portion of constructive distributions treated as dividends) paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if that non-U.S. holder has furnished to us or our paying agent an Internal Revenue Service Form W-8ECI (or applicable successor form), certifying under penalties of perjury that the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained in the United States). However, such U.S. effectively connected income, net of specified deductions and credits, is generally taxed on a net income basis in the same manner and at the same regular U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.
A non-U.S. holder of our Common Stock or Common Warrants who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. A non-U.S. holder that holds our Common Stock or Common Warrants through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.
Gains on Sale or Other Taxable Disposition of Our Common Stock or Common Warrants
Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our Common Stock or Common Warrants:
•the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the regular U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;
•the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the sale or other taxable disposition of the shares of Common Stock or Common Warrants, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) of such shares of Common Stock or Common Warrants, a U.S. real property holding corporation, unless our Common Stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% (by value) of our outstanding Common Stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our Common Stock. If we are or were a U.S. real property holding corporation during the relevant period and the foregoing exception does not apply, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above.
Backup Withholding and Information Reporting
We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our securities paid to such holder and the tax withheld, if any, with respect to such distributions. A non-U.S. holder may have to comply with specific certification procedures to establish that such holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our securities. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “—Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our securities by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.
Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.
FATCA
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our Common Stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to gross proceeds from the sale or other disposition of our Common Stock or Common Warrants, although under proposed U.S. Treasury Regulations, no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Common Stock or Common Warrants and the entities through which they hold our Common Stock or Common Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK OR COMMON WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
A.G.P./Alliance Global Partners (“A.G.P.”) has agreed to act as our lead placement agent and Brookline Capital Markets, a division of Arcadia Securities, LLC, has agreed to act as our co-placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated April 24, 2025. The Placement Agents are not purchasing or selling any of the securities offered by this prospectus supplement, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but have agreed to use their reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement directly with certain investors in connection with this offering, at the investors’ option. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. We may not sell the entire amount of securities offered pursuant to this prospectus supplement. The Placement Agents may retain sub-agents and selected dealers in connection with this offering.
We expect this offering to be completed on or about April 28, 2025 and we will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus and we will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about April 28, 2025, subject to satisfaction of certain conditions.
We have agreed to indemnify the Placement Agents against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agents may be required to make in respect thereof.
Fees and Expenses
We have agreed to pay the Placement Agents an aggregate fee equal to seven percent (7.0%) of the purchase price paid by all purchasers in this offering. In addition, we have agreed to reimburse the Placement Agents for their legal fees in an amount up to $80,000 and non-accountable expenses of up to $25,000.
The following table shows the per share and total cash fees we will pay to the Placement Agents in connection with the sale of the securities pursuant to this prospectus.

	Per Share of Common Stock and Accompanying Common Warrants	Total
Public offering price(1)	$0.7500	$2,349,999.75
Placement Agents’ fees	$0.0525	$164,499.98
Proceeds before expenses to us(2)	$0.6975	$2,185,499.77
__________________
(1)The combined public offering price is $0.75 per share of Common Stock and accompanying Common Warrants.
(2)Does not include proceeds from the exercise of the Common Warrants in cash, if any.
We estimate the total expenses of this offering paid or payable by us, exclusive of the Placement Agents’ fee and reimbursements, will be approximately $185,000. After deducting the fees due to the Placement Agents and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $1.9 million (based on a combined public offering price per share of Common Stock and accompanying Common Warrants of $0.75.
Lock-Up Agreements
Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during a period ending thirty (30) days after the completion of this offering, without first obtaining the written consent of the Placement Agents. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:
•sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16al(h) under the Exchange Act;
•enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic
•consequences of ownership of our securities, whether any such transaction is to be settled by delivery of shares of our Common Stock, in cash or otherwise;
•publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge; or
•other arrangement relating to any of our securities.
Notwithstanding these limitations, these shares of Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.
In addition, we have agreed that (i) we will not conduct any issuances of our shares of Common Stock for a period of thirty (30) days following closing of this offering, subject to certain exceptions which includes the issuance of up to $5.0 million of shares of Common Stock and common stock purchase warrants to certain of our existing shareholders and/or any investor in this Offering, in proportion to their purchase in the Offering, in a registered offering pursuant to our existing Registration Statement on Form S-3, provided that such shares of Common Stock are issued and sold at a price per share equal to or greater than the offering price hereunder, and that (ii) we will not enter into a variable rate transaction for a period of sixty (60) days following the closing of this offering.
Regulation M
Each Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, each Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the Placement Agents:
•may not engage in any stabilization activity in connection with our securities; and
•may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.
Discretionary Accounts
The Placement Agents do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Listing
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “INTS.”
Other Relationships
In November 2024, we completed a registered direct offering and concurrent private placement of our securities. In connection therewith, we entered into a placement agency agreement with the Placement Agents pursuant to which we agreed to pay the Placement Agents an aggregate fee equal to 7% of the gross proceeds received by us from the sale of the securities in the transaction; provided, however, that we agreed to pay to A.G.P. a fee of 4.0% as it relates to the investor in the offering as agreed between the Company and Placement Agents. We also agreed to reimburse the Placement Agents for (i) up to $75,000 for the Placement Agents’ legal fees, (ii) up to $25,000 of the aggregate gross proceeds of the offering for certain reasonable non-accountable fees and expenses.
The Placement Agents and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agents and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Placement Agents and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agents or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agents and their respective affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the securities offered hereby. Any such short positions could adversely affect future trading prices of the securities offered hereby. The Placement Agents and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York will pass upon certain legal matters relating to the sale of the Common Warrants, offered hereby on our behalf.
The Placement Agents are being represented by Sullivan & Worcester LLP, New York, New York, in connection with this offering.
EXPERTS
The balance sheets of Intensity Therapeutics, Inc. as of December 31, 2024 and 2023, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficiency), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at https://intensitytherapeutics.com/. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41109):
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025; and
•The description of the Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on November 30, 2021, as amended on December 2, 2021, including any amendment or report filed for the purpose of updating such description.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:
1 Enterprise Drive, Suite 430
Shelton, CT 06484-4779
(203) 221-7381
You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://intensitytherapeutics.com/. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.
In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

3,133,333 Shares of Common Stock
3,133,333 Series B-1 Common Warrants to Purchase Up to 3,133,333 Shares of Common Stock
3,133,333 Series B-2 Common Warrants to Purchase Up to 3,133,333 Shares of Common Stock
6,266,666 Shares of Common Stock Underlying the Series B-1 Common Warrants and Series B-2 Common Warrants

PROSPECTUS
Lead Placement Agent

A.G.P.
Co-Placement Agent

Brookline Capital Markets, a division of Arcadia Securities, LLC
April 24, 2025